                                                                    EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement of Biovail Corporation International on Form F-3 of our report dated February 21, 1997, appearing in the Annual Report on Form 20-F of Biovail Corporation International for the year ended December 31, 1996 and to the use in Amendment No. 2 to the Registration Statement of Intelligent Polymers Limited on Form F-1 of our report dated September 9, 1997 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE
DELOITTE & TOUCHE
Toronto, Canada
October 8, 1997